Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

HOLLYWOOD MEDIA CORP.

of

Up to 9,000,000 Shares of its Common Stock
at a Purchase Price of $2.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 15, 2011,
UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

Hollywood Media Corp., a Florida corporation (the “Company,” “Hollywood Media,” “we,” “our,” or “us”), is offering to purchase up to 9,000,000 shares of its common stock, $.01 par value per share (the “common stock”), at a price of $2.00 per share without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the Offer, a price of $2.00 per share, less any applicable withholding taxes and without interest.  Only shares properly tendered and not properly withdrawn will be purchased.  Due to the proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered.  Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 9,000,000 shares pursuant to the Offer. See Section 1.

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered.  The Offer is, however, subject to other conditions.  See Section 7.

The shares are listed and traded on the NASDAQ Global Market under the symbol “HOLL.”  On January 14, 2011, the last full trading day before commencement of the Offer, the last sale price of our shares reported on the NASDAQ Global Market was $1.8101 per share.  Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares.  See Section 8.

Our Board of Directors has approved the making of the Offer.  A special committee of our Board of Directors (comprised of two of our directors, Harry T. Hoffman and Robert D. Epstein, who have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer) determined the purchase price for the shares.  However, neither we nor our Board of Directors, any committee or members of our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares, and we have not authorized any person to make any such recommendation.  You must decide whether to tender your shares and, if so, how many shares to tender.  In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

The following directors and executive officers of the Company have advised us that, as of January 18, 2011, they intend to tender in the Offer up to the respective maximum numbers of shares indicated: Mitchell Rubenstein, our Chairman and Chief Executive Officer, up to 1,122,790 shares; Laurie S. Silvers, our Vice-Chairman, President and Secretary, up to 693,540 shares; Stephen Gans, one of our directors, up to 3,150,753 shares; and Scott Gomez, our Chief Accounting Officer, up to 50,016 shares.  Our other directors and executive officers have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer.  The above information regarding potential tenders by our directors and executive officers represents the Company’s understanding of their current intent.  The number of shares, if any, to be tendered by each of our directors and executive officers will be determined by the individual in his or her sole discretion.  There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can there be any assurance that our other directors or executive officers will not decide to tender shares.  Directors and executive officers of the Company who choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering shareholders.  See Section 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document.  Any representation to the contrary is a criminal offense.

January 18, 2011

IMPORTANT

If you desire to tender all or any portion of your shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile thereof, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you.  If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this document.  Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any U.S. state where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make this Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer.  You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal.  If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Information Agent or the Depositary.

TABLE OF CONTENTS

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  The Company is at times referred to as “Hollywood Media,” “we,” “our,” or “us.”  We refer to the shares of our common stock as the “shares.”  This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer.  We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase up to 9,000,000 shares of its common stock, par value $.01 per share.  See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $2.00 per share.  If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer.  See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

We will purchase up to 9,000,000 shares in the Offer (representing approximately 28.9% of our outstanding shares as of January 11, 2011), or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn.  If more than 9,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6).  We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 623,581 shares, based on 31,179,066 shares of our common stock issued and outstanding as of January 11, 2011), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.

How will the Company pay for the shares?

Assuming that the maximum of 9,000,000 shares are tendered in the Offer at a price of $2.00 per share, the aggregate purchase price will be approximately $18 million.  We expect that expenses for the Offer will be approximately $100,000.  We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer primarily from cash and cash equivalents on hand.  The Offer is not separately conditioned upon the receipt of financing.  See Section 9.

i

How long do I have to tender my shares; Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires.  The Offer will expire on Tuesday, February 15, 2011, at 5:00 p.m., New York City time, unless we extend it. See Section 1.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer, for you to act to instruct them to accept the Offer on your behalf.  We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.  See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable law.  See Section 15.  We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide.  If we extend the Offer, we will delay the acceptance of any shares that have been tendered.  We can also amend the Offer in our sole discretion at any time prior to the Expiration Time or terminate the Offer under certain circumstances.  See Section 7 and Section 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein).  We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

On December 15, 2010, we completed the sale of our Broadway Ticketing Division, through the sale of all of the outstanding capital stock of Theatre Direct NY, Inc. (“Theatre Direct”) to Key Brand Entertainment Inc. (“Key Brand”), as contemplated by that certain Stock Purchase Agreement, dated as of December 22, 2009, between the Company and Key Brand (as amended, the “Purchase Agreement”).  In connection with the sale of our Broadway Ticketing Division:

•	we received $20.5 million in cash;

•
Theatre Direct, Key Brand, and the Company entered into that certain Second Lien Credit, Security and Pledge Agreement, dated as of December 15, 2010 (the “Credit Agreement”), pursuant to which the Company made an $8.5 million loan to Key Brand at an interest rate of 12% per annum, which loan matures on December 15, 2015 and is secured on a second lien basis by all stock and assets of Theatre Direct and its subsidiaries;

•
Theatre Direct issued us a warrant to purchase 5% of the outstanding shares of common stock of Theatre Direct as of the closing date on a fully diluted basis at an exercise price of $.01 per share (the “Warrant”); and

•	Key Brand assumed $1.6 million of liabilities associated with employment agreements with certain employees of Theatre Direct.

In addition, we are entitled to receive earnout payments of up to $14.0 million contingent upon Theatre Direct and its subsidiaries achieving certain revenue targets during the period from the closing date through the end of the tenth full fiscal year of Theatre Direct following the closing date as set forth in the Purchase Agreement.

As of January 13, 2011, we had approximately $27.1 million in cash and cash equivalents.  We will use a portion of our cash and cash equivalents to fund the Offer.  Our Board of Directors believes that purchasing shares of our common stock in the Offer represents a superior alternative to other available uses of the funds required for the Offer.  The Offer represents an opportunity for us to return capital to our shareholders who elect to tender their shares.  Additionally, shareholders who do not participate in the Offer will automatically increase their relative ownership percentage interest in Hollywood Media at no additional cost to them.  The Offer also provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.  In addition, the Offer provides our shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions.  See Section 2.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•
No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred;

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer;

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us;

•
No change or combination of changes (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, operations, strategic relationships, contracts, condition (financial or otherwise), licenses, franchises, permits, permit applications, results of operations or business or financial prospects of us or any of our subsidiaries or affiliates, taken as a whole, that is or may be, in our reasonable judgment, likely to have a material adverse effect on (i) us or any of our subsidiaries or affiliates, taken as whole; (ii) the value of or trading in the shares; (iii) our ability to consummate the Offer; or (iv) the benefits of the Offer to us; and

•
Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not be reasonably likely to cause our common stock to (i) be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association or (ii) be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

We do not believe our reporting obligations as a U.S. public company will be affected as a result of completing the Offer.  However, following the consummation of the Offer, we may fail to satisfy the continued listing standards of the NASDAQ Global Market.  In the event that we are unable to satisfy the continued listing standards of the NASDAQ Global Market, our common stock may be delisted from that market.  In order to continue to be listed on the NASDAQ Global Market, we must meet the bid price and total shareholders requirements as set forth in NASDAQ Listing Rule 5450(a) and at least one of the three standards in NASDAQ Listing Rule 5450(b).  Pursuant to NASDAQ Listing Rule 5450(a), the bid price of our common stock cannot fall below $1.00 per share for 30 consecutive business days and we must have at least 400 total shareholders (including both holders of beneficial interest and holders of record).  We believe that if we continue to qualify for listing on the NASDAQ Global Market, we may satisfy the Equity Standard under NASDAQ Listing Rule 5450(b), which requires (i) shareholders’ equity of at least $10 million; (ii) at least 750,000 publicly held shares (total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the company); (iii) market value of publicly held shares of at least $5 million; and (iv) at least two registered and active market makers.

If we are delisted from the NASDAQ Global Market, we may apply to transfer our common stock listing to the NASDAQ Capital Market or the NYSE Amex (formerly the American Stock Exchange), however our application may not be granted if we do not satisfy the applicable listing requirements for those markets.  If our common stock were to be delisted from the NASDAQ Global Market and we could not satisfy the listing standards of the NASDAQ Capital Market or the NYSE Amex (formerly the American Stock Exchange), trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. See Section 12.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Tuesday, February 15, 2011, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•
If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•
If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent or your broker for assistance.  The contact information for the Information Agent appears on the back cover of this Offer to Purchase.  See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

Options to purchase shares cannot be tendered in the Offer.  If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer.  An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.  You should note that the Offer will not extend the expiration date of your stock options.  You should also review your individual award agreement for the specific terms of your stock options. We also recommend that you consult with your financial or tax advisor with respect to your particular situation.

Securing delivery of shares issued pursuant to vested options to purchase shares in a time period sufficient to allow tender of those shares prior to the Expiration Time may be difficult.  Accordingly, optionholders who wish to participate in the Offer may want to exercise their vested options and satisfy the exercise price for such options in a timely manner.  See Section 3.

What happens if more than 9,000,000 shares are tendered?

If more than 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•	first, from all shareholders who properly tender shares, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

•
second, only if necessary to permit us to purchase 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible.  To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

v

Because of the proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Tuesday, February 15, 2011, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended.  If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after Wednesday, March 16, 2011.  See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  See Section 4.  If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the making of the Offer.  A special committee of our Board of Directors (comprised of two of our directors, Harry T. Hoffman and Robert D. Epstein, who have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer) determined the purchase price for the shares.  However, neither we nor our Board of Directors, any committee or member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.  In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 and Section 11.

Will the Company’s directors and executive officers tender shares in the Offer?

The following directors and executive officers of the Company have advised us that, as of January 18, 2011, they intend to tender in the Offer up to the respective maximum numbers of shares indicated: Mitchell Rubenstein, our Chairman and Chief Executive Officer, up to 1,122,790 shares; Laurie S. Silvers, our Vice-Chairman, President and Secretary, up to 693,540 shares; Stephen Gans, one of our directors, up to 3,150,753 shares; and Scott Gomez, our Chief Accounting Officer, up to 50,016 shares.  Our other directors and executive officers have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer.  The above information regarding potential tenders by our directors and executive officers represents the Company’s understanding of their current intent.  The number of shares, if any, to be tendered by each of our directors and executive officers will be determined by the individual in his or her sole discretion.  There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can there be any assurance that our other directors or executive officers will not decide to tender shares.  Directors and executive officers of the Company who choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering shareholders.  See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer.  Following the purchase of shares pursuant to the Offer, the Company will have less cash on hand.  See Section 2.

What is the recent market price of my shares?

The shares are listed and traded on the NASDAQ Global Market under the symbol “HOLL.”  On January 14, 2011, the last full trading day before commencement of the Offer, the last sale price of our shares reported on the NASDAQ Global Market was $1.8101 per share.  You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.  We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses.  If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so.  You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.  See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer.  The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company.  Special tax consequences may apply with respect to shares acquired upon exercise of incentive stock options.  See Section 14.  We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal.  See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent for the Offer.  Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

FORWARD LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements.  These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements.  The following important risks and uncertainties could affect our future results, causing those results to differ materially from those expressed in our forward-looking statements:

•	the possible effect of the announcement of the Offer and the transactions contemplated thereby on our customer and supplier relationships, operating results, and business generally;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Offer or the transactions contemplated thereby or as a result thereof;

•
the possibility of our common stock being delisted from the NASDAQ Global Market and not qualifying for trading on another exchange or market (such as the NASDAQ Capital Market, the NYSE Amex (formerly the American Stock Exchange) or the over-the-counter market);

•	the unpredictability of our future revenues, expenses and cash flows;

•	the unpredictability of our stock price;

•	the possibility of not receiving payments pursuant to the Credit Agreement and the potential earnout under the Purchase Agreement;

•	the timing and amount of the payments we receive pursuant to the Credit Agreement and the potential earnout under the Purchase Agreement;

•	our ability to exercise or put the Warrant; and

•	the other risks and uncertainties described in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by applicable law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

x

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender shares of our common stock, $.01 par value per share (the “common stock”), for purchase by us.  Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 9,000,000 shares of our common stock at a price of $2.00 per share, less applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., New York City time, on Tuesday, February 15, 2011, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Only shares properly tendered and not properly withdrawn will be purchased.  However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered.  We will return shares that we do not purchase because of proration or conditional tenders to the tendering shareholders at our expense promptly following the Expiration Time.  See Section 1.

We reserve the right to purchase more than 9,000,000 shares pursuant to the Offer, subject to certain limitations and legal requirements.  See Sections 1 and 15.

Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer.  If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved the making of the Offer.  A special committee of our Board of Directors (comprised of two of our directors, Harry T. Hoffman and Robert D. Epstein, who have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer) determined the purchase price for the shares.  However, neither we nor our Board of Directors, any committee or member of our Board of Directors, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your shares, and we have not authorized any person to make any such recommendation.  We have not obtained, nor do we intend to obtain, a fairness opinion with respect to the Offer.  You must decide whether to tender your shares and, if so, how many shares to tender.  In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender your shares with your broker or other financial or tax advisor.  See Section 2.

The following directors and executive officers of the Company have advised us that, as of January 18, 2011, they intend to tender in the Offer up to the respective maximum numbers of shares indicated: Mitchell Rubenstein, our Chairman and Chief Executive Officer, up to 1,122,790 shares; Laurie S. Silvers, our Vice-Chairman, President and Secretary, up to 693,540 shares; Stephen Gans, one of our directors, up to 3,150,753 shares; and Scott Gomez, our Chief Accounting Officer, up to 50,016 shares.  Our other directors and executive officers have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer.  The above information regarding potential tenders by our directors and executive officers represents the Company’s understanding of their current intent.  The number of shares, if any, to be tendered by each of our directors and executive officers will be determined by the individual in his or her sole discretion.  There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can there be any assurance that our other directors or executive officers will not decide to tender shares.  Directors and executive officers of the Company who choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering shareholders.  See Section 11.

Additionally, after the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses of Innisfree M&A Incorporated, the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary, incurred in connection with this Offer. See Section 16.

As of January 11, 2011, there were 31,179,066 shares of our common stock issued and outstanding.  The 9,000,000 shares that we are offering to purchase hereunder represent approximately 28.9% of the total number of outstanding shares of our common stock as of January 11, 2011.  The shares are listed and traded on the NASDAQ Global Market under the symbol “HOLL.”  On January 14, 2011, the last full trading day before commencement of the Offer, the last sale price of our shares reported on the NASDAQ Global Market was $1.8101 per share.  Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration

General.  Upon the terms and subject to the conditions of the Offer, we will purchase 9,000,000 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price of $2.00 per share, less any applicable withholding taxes and without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on Tuesday, February 15, 2011, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.  See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.  In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 623,581 shares, based on 31,179,066 shares of our common stock issued and outstanding as of January 11, 2011) without amending or extending the Offer. See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for shares conditionally tendered for which the tender condition was not initially satisfied.  The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	change the price to be paid for shares from $2.00 per share;

•
increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (approximately 623,581 shares, based on 31,179,066 shares of our common stock issued and outstanding as of January 11, 2011); or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days.  For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered.  The Offer is, however, subject to other conditions.  See Section 7.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions.  All shares tendered and not purchased under the Offer, including shares not purchased because of proration or conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 9,000,000, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 9,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•
First, subject to the conditional tender provisions described in Section 6, we will purchase all shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•
Second, if necessary to permit us to purchase 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot.  To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased.  In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer.  Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, as described below.

After the Offer expires, if more than 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally.  If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified in any conditional tender, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph).  All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will, subject to the following paragraph, be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.  If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 9,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law).  In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.  To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the expiration of the Offer.  The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer.  After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer.  On December 15, 2010, we completed the sale of our Broadway Ticketing Division (the “Broadway Sale”), through the sale of all of the outstanding capital stock of Theatre Direct NY, Inc. (“Theatre Direct”) to Key Brand Entertainment Inc. (“Key Brand”), as contemplated by that certain Stock Purchase Agreement, dated as of December 22, 2009, entered into between the Company and Key Brand (as amended, the “Purchase Agreement”).  In connection with the Broadway Sale:

•	the Company received $20.5 million in cash (including $0.5 million pursuant to the estimated working capital adjustment described in the Purchase Agreement);

•
Theatre Direct, Key Brand, and the Company entered into that certain Second Lien Credit, Security and Pledge Agreement, dated as of December 15, 2010 (the “Credit Agreement”), pursuant to which the Company made an $8.5 million loan to Key Brand at an interest rate of 12% per annum, which loan matures on December 15, 2015 and is secured on a second lien basis by all stock and assets of Theatre Direct and its subsidiaries;

•
Theatre Direct issued the Company a warrant to purchase 5% of the outstanding shares of common stock of Theatre Direct as of the closing date on a fully diluted basis at an exercise price of $.01 per share (the “Warrant”); and

•	Key Brand assumed $1.6 million of liabilities associated with employment agreements with certain employees of Theatre Direct.

In addition, the Company is entitled to receive earnout payments of up to $14.0 million contingent upon Theatre Direct and its subsidiaries achieving certain revenue targets during the period from the closing date through the end of the tenth full fiscal year of Theatre Direct following the closing date as set forth in the Purchase Agreement.

As of January 13, 2011, we had approximately $27.1 million in cash and cash equivalents. We will use a portion of our cash and cash equivalents to fund the Offer.  Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our common stock in the Offer represents a superior alternative to other available uses of the funds required for the Offer.

Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and have carefully considered our assets and recent market prices for our common stock.  In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including the reduction of our cash and cash equivalents on hand as described in Section 9.  Our Board of Directors believes that investing in our shares at this time is a prudent use of our financial resources.  Our Board of Directors approved the use of $18 million (plus fees and expenses) to purchase shares in the Offer.  A special committee of our Board of Directors (comprised of two of our directors, Harry T. Hoffman and Robert D. Epstein, who have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer) determined the purchase price for the shares (and therefore the number of shares to be purchased in the Offer).

The Offer represents an opportunity for us to return capital to our shareholders who elect to tender their shares.  Additionally, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in Hollywood Media at no additional cost to them.  The Offer also provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.  In addition, the Offer provides our shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions.  Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales.  As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders.

Neither we nor our Board of Directors, any committee or member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares, and we have not authorized any person to make any such recommendation.  Shareholders should carefully evaluate all information in the Offer.  Shareholders are also urged to consult with their financial or tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender.  In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer.  Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company.  As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares.  We can give no assurance, however, that we will not issue additional shares or equity interests in the future.  Shareholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the purchase price in the Offer.  We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held as treasury stock and would, if returned to the status of authorized but unissued stock, be available for us to issue without further shareholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.  These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.  Following the purchase of shares pursuant to the Offer, the Company will have less cash on hand.

For information regarding the intentions of our directors and executive officers to tender in the Offer, see Section 11.

Other Plans.  Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•
any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•
a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we regularly consider alternatives to enhance shareholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance shareholder value.  Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.  We reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares

Valid Tender.  For a shareholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•
a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer.  For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer.  Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.”  Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder.  Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation).  If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance.  In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or is otherwise an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution.  See Instructions 1, 5 and 7 to the Letter of Transmittal.  If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.  See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NASDAQ Global Market is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.  Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except to the extent a court of law may have jurisdiction regarding such matters.  We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders.  No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.  None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.  Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, except to the extent a court of law may have jurisdiction regarding such matters.  By tendering shares to us, you agree to accept all decisions we make concerning these matters and, to the fullest extent permitted by applicable law, waive any right you might otherwise have to challenge those decisions.

Certain Tax Matters.  For a discussion of U.S. federal income tax consequences to tendering U.S. Holders and to tendering Non-U.S. Holders, see Section 14.

Backup Withholding of U.S. Federal Income Tax.  Under the U.S. federal backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service, or IRS, unless the shareholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or other payor and certifies under penalties of perjury that this number is correct, that he is not subject to backup withholding, and that he is a United States person, or otherwise establishes an exemption.  If the Depositary or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may be subject to backup withholding and may be subject to certain penalties imposed by the IRS.  Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the shareholder otherwise establishes an exemption from backup withholding to the satisfaction of the Depositary.  Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding tax rules.  In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that shareholder’s non-U.S. status.  The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.  See Instruction 9 of the Letter of Transmittal.  A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN may still be subject to withholding on gross proceeds payable to such holder.  See Withholding for Non-U.S. Holders below and Section 14.

Shareholders are urged to consult with their tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Withholding For Non-U.S. Holders.  A payment made to a Non-U.S. Holder pursuant to the Offer will generally be subject to withholding, even if the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test, as described in greater detail in Section 14.  If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer.  Such U.S. brokers or other nominees may withhold or require certifications in this regard.  Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.  Even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised the Company that it will withhold 30% of the gross proceeds, unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is not properly taxable to the Non-U.S. Holder under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test and regardless of the actual current or accumulated earnings and profits of the Company.

To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made.  To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form).  The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.  A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder.

Withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against a shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.  Accordingly, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Stock Options.  Options to purchase shares cannot be tendered in the Offer.  If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer.  An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.  You should note that the Offer will not extend the expiration date of your stock options.  You should also review your individual award agreement for the specific terms of your stock options. We also recommend that you consult with your financial or tax advisor with respect to your particular situation.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time.  Accordingly, optionholders who wish to participate in the Offer may want to exercise their vested options and satisfy the exercise price for such options in a timely manner.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary’s Shareholder Services Department at 1-800-937-5449.  The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable.  You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares.  You may also withdraw your previously tendered shares at any time after Wednesday, March 16, 2011, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.  If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, except to the extent a court of law may have jurisdiction regarding such matters.  We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder.  None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.  Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer.  Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.  In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer.  If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instructions 6 and 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the Substitute Form W-9 included with the Letter of Transmittal or, in the case of a Non-U.S. Holder (as defined in Section 14), an IRS Form W-8BEN (or other applicable IRS Form or suitable substitute forms), may be subject to required U.S. federal backup withholding tax of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer.  See Section 3.  A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN may still be subject to the regular withholding tax on the gross proceeds payable to such holder. See Section 3 and Section 14.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration.  See Section 1.  As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender.  The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes.  Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased.  Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.  It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes.  Shareholders are urged to consult with their tax advisors.  No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased.  After the Offer expires, if more than 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally.  If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph).  All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will, subject to the following paragraph, be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.  If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 9,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 9,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law).  In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.  To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after January 18, 2011 and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there has occurred:

-	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

-
any change in the general political, market, economic or financial condition in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in our common stock;

-
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

-	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

-	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; or

-	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	a decrease of ten percent (10%) or more in the market price of the shares;

•
any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, operations, strategic relationships, contracts, condition (financial or otherwise), licenses, franchises, permits, permit applications, results of operations or business or financial prospects of us or any of our subsidiaries or affiliates, taken as a whole, that is or may be, in our reasonable judgment, likely to have a material adverse effect on (i) us or any of our subsidiaries or affiliates, taken as whole; (ii) the value of or trading in the shares; (iii) our ability to consummate the Offer; or (iv) the benefits of the Offer to us;

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•
there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

-
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

-	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

-	seeks to require us to repurchase or redeem any of our outstanding securities other than the shares; or

-
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, operations, strategic relationships, contracts, condition (financial or otherwise), licenses, franchises, permits, permit applications, results of operations or business or financial prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

-	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

-	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

-
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, operations, strategic relationships, contracts, condition (financial or otherwise), licenses, franchises, permits, permit applications, results of operations or business or financial prospects of us or any of our subsidiaries or affiliates, taken as a whole;

•
a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•
we learn that (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before January 14, 2011), (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 14, 2011 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of the outstanding shares, or (iii) any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or

•
we determine that the consummation of the Offer and the purchase of shares pursuant to the Offer is reasonably likely to cause our common stock to (i) be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association or (ii) be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the Offer.  Any determination by us concerning the events described in this section will be final and binding upon all persons.

8.	Price Range of the Shares

The shares are traded on the NASDAQ Global Market under the symbol “HOLL.”  The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NASDAQ Global Market based on published financial sources.

	High	Low

Year Ended December 31, 2009:
First Quarter	$1.14	$0.56
Second Quarter	$1.70	$0.75
Third Quarter	$1.76	$1.38
Fourth Quarter	$1.75	$1.03
Year Ended December 31, 2010:
First Quarter	$1.57	$1.10
Second Quarter	$1.4299	$1.05
Third Quarter	$1.24	$1.02
Fourth Quarter	$1.708	$1.11
Year Ending December 31, 2011:
First Quarter (through January 14, 2011)	$1.90	$1.51

On January 14, 2011, the last full trading day before commencement of the Offer, the last sale price of our shares reported on the NASDAQ Global Market was $1.8101 per share.  We urge shareholders to obtain current market quotations for the shares before deciding whether to tender your shares.

9.	Source and Amount of Funds

Assuming that 9,000,000 shares are purchased in the Offer at a price of $2.00 per share, the aggregate purchase price will be approximately $18 million.  We expect that expenses for the Offer will be approximately $100,000.

On December 15, 2010, we completed the Broadway Sale to Key Brand.  In connection with the Broadway Sale (i) the Company received $20.5 million in cash (including $0.5 million pursuant to the estimated working capital adjustment described in the Purchase Agreement), (ii) Key Brand, Theatre Direct and the Company entered into the Credit Agreement, pursuant to which the Company made an $8.5 million loan to Key Brand at an interest rate of 12% per annum, which loan matures on December 15, 2015 and is secured on a second lien basis by all stock and assets of Theatre Direct and its subsidiaries, (iii) Theatre Direct issued the Company the Warrant, and (iv) Key Brand assumed $1.6 million of liabilities associated with employment agreements with certain employees of Theatre Direct.  In addition, the Company is entitled to receive earnout payments of up to $14.0 million contingent upon Theatre Direct and its subsidiaries achieving certain revenue targets during the period from the closing date through the end of the tenth full fiscal year of Theatre Direct following the closing date as set forth in the Purchase Agreement.

As of January 13, 2011, we had approximately $27.1 million in cash and cash equivalents.  We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. See Section 7 and Section 10.

10.	Certain Information Concerning the Company

Overview of Our Businesses

On December 15, 2010, we completed the Broadway Sale through the sale of all of the outstanding capital stock of Theatre Direct to Key Brand Entertainment.  Theatre Direct (i.e., our Broadway Ticketing Division) represented approximately 95% of our total revenues in 2007 through 2009.  Following the Broadway Sale, we retained the following businesses and interests: (i) our Ad Sales Division (including UK Theatres Online, formerly known as CinemasOnline), (ii) our Intellectual Properties Division (consisting of our 51% interest in Tekno Books and a 50% interest in NetCo Partners), (iii) our 26.2% equity interest in MovieTickets.com, Inc., (iv) an earnout from the sale of the Hollywood.com business, (v) the right to exercise or put the Warrant issued by Theatre Direct pursuant to the Purchase Agreement, and (vi) the right to receive payments under the Credit Agreement and the earnout in connection with the Broadway Sale pursuant to the Purchase Agreement.

Our Ad Sales Division includes UK Theatres Online (which is comprised of the U.K. based UK Theatres Online Limited, WWW.CO.UK Limited and Spring Leisure Limited) and holds Hollywood Media’s investment in MovieTickets.com, Inc.  UK Theatres Online maintains plasma television screens in hotels, car dealerships, cinemas and live theaters in the U.K. and Ireland in exchange for the right to sell advertising displayed on such plasma screens. UK Theatres Online also provides other marketing services, including advertising sales on lobby display posters, movie brochure booklets and ticket wallets distributed in cinemas, live theater and other entertainment venues in the U.K.

Our Intellectual Properties Division includes a book development and book licensing business owned and operated by our 51% owned subsidiary, Tekno Books, which develops and executes book projects, frequently with best-selling authors.  Tekno Books has worked with over 60 New York Times best-selling authors, including Isaac Asimov, Tom Clancy, Tony Hillerman, John Jakes, Jonathan Kellerman, Dean Koontz, Robert Ludlum, Nora Roberts and Scott Turow.  Hollywood Media is also a 50% partner in NetCo Partners, a partnership that owns NetForce.  Hollywood Media also owns directly additional intellectual property created for it by various best-selling authors such as Mickey Spillane, Anne McCaffrey, and others.

MovieTickets.com, Inc. is one of the two leading destinations for the purchase of movie tickets through the Internet.  MovieTickets.com, Inc. is an online ticketing service owned by a joint venture formed by Hollywood Media and several major movie exhibitor chains.  Hollywood Media currently owns 26.2% of the equity of MovieTickets.com, Inc.

Our principal executive office is located at 2255 Glades Road, Suite 221-A, Boca Raton, Florida 33431, and the telephone number at our principal executive office is (561) 998-8000.

Incorporation by Reference and Where You Can Find More Information

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you be referring you to another document filed separately with the SEC.  The following documents contain important information about us and we incorporate them herein by reference:

•	Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009, originally filed with the SEC on March 19, 2010 and amended on April 30, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the SEC on November 15, 2010;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 10, 2010;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 20, 2010; and

•	Current Reports on Form 8-K, filed with the SEC on October 20, 1999, December 10, 2002, September 5, 2006, December 13, 2010, December 16, 2010, December 22, 2010, and January 14, 2011.

We also incorporate herein by reference any future filings we make with the SEC under the Exchange Act to the extent such filings specifically indicate they are to be incorporated by reference into this Offer to Purchase.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Shareholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s Web site at www.sec.gov.  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents.  Shareholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 2255 Glades Road, Suite 221-A, Boca Raton, Florida 33431; telephone (561) 998-8000.  Any shareholder requesting information should be sure to include his or her complete name and address in the request.

We file other annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters.  You can read and copy any documents incorporated by reference in this Offer to Purchase or other materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies can be obtained from the SEC upon payment of the prescribed fees.  The SEC also maintains a Web site at www.sec.gov that contains the documents incorporated by reference in this Offer to Purchase and other materials we electronically file with the SEC.  We make available free of charge at www.hollywoodmedia.com (in the “Investor Relations” section) copies of documents incorporated by reference in this Offer to Purchase or other materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.  The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

The following table sets forth certain information concerning the directors and executive officers of the Company.

Name	Age	Position

Mitchell Rubenstein	56	Chairman of the Board and Chief Executive Officer

Laurie S. Silvers	58	Vice Chairman of the Board, President and Secretary

Harry T. Hoffman	83	Director

Robert D. Epstein	66	Director

Stephen Gans	38	Director

Scott A. Gomez	34	Chief Accounting Officer

Set forth below is the name, present principal occupation or employment and 5-year employment history of the directors and executive officers of the Company.  The business address of each director and executive officer is 2255 Glades Road, Suite 221-A, Boca Raton, Florida 33431.  The business telephone number of each director and executive officer is (561) 998-8000.  Each director and executive officer of the Company is a United States citizen.

Mitchell Rubenstein is a founder of Hollywood Media and has served as its Chairman of the Board and Chief Executive Officer since its inception in January 1993. Mr. Rubenstein was a founder of the Sci-Fi Channel, a cable television network that was acquired from Mr. Rubenstein and Laurie Silvers by USA Network in March 1992. Mr. Rubenstein served as President of the Sci-Fi Channel from January 1989 to March 1992 and served as Co-Vice Chairman of the Sci-Fi Channel from March 1992 to March 1994. Prior to founding the Sci-Fi Channel, Mr. Rubenstein practiced law for 10 years. Mr. Rubenstein received a J.D. degree from the University of Virginia School of Law in 1977 and a Masters in Tax Law (LL.M.) from New York University School of Law in 1979. He currently serves on the NYU Tax Law Advisory Board and is a member of the Founders Society, New York University, and is a member of the University of Virginia School of Law Business Advisory Council. He is the immediate past Chair of the Board of Advisors of Jewish Life at Duke University, which includes the Freeman Center for Jewish Life at Duke and the Rubenstein-Silvers Hillel at Duke. Together with Ms. Silvers, Mr. Rubenstein was named Co-Business Person of the Year, City of Boca Raton, Florida in 1992. Mr. Rubenstein is married to Laurie S. Silvers.

Laurie S. Silvers is a founder of Hollywood Media and has served as its Vice-Chairman, President and Secretary since its inception in January 1993. Ms. Silvers was a founder of the Sci-Fi Channel, of which she served as Chief Executive Officer from January 1989 to March 1992 and Co-Vice Chairman from March 1992 to March 1994. Prior to founding the Sci-Fi Channel, Ms. Silvers practiced law for 10 years. Ms. Silvers received a J.D. degree from University of Miami School of Law in 1977. Ms. Silvers serves on the Board of Trustees of the University of Miami (and is a member of its Executive Committee), the Board of Directors of the Economic Council of Palm Beach County, Florida (of which she is the immediate past Chair), the Board of Trustees of the Kravis Center of the Performing Arts in West Palm Beach, Florida, is Vice Chair of the Board of Directors of the Community Television Foundation of South Florida (WPBT Channel 2, the PBS Station in Miami, Florida) and is a member of the Board of the Jewish Federation of Palm Beach County, Florida.  She is also a mentor for at-risk teenage girls with the Women of Tomorrow organization.

Harry T. Hoffman has served as a director of Hollywood Media since July 1993. From 1979 until his retirement in 1991, Mr. Hoffman served as President and Chief Executive Officer of Waldenbooks, Inc., then a leading national retailer of books, magazines and related items. From 1968 to 1978, he served as President and Chief Executive Officer of Ingram Book Company, a national book wholesaler. Mr. Hoffman serves as the Chairman of Hollywood Media’s Compensation Committee, and also serves on Hollywood Media’s Audit Committee, Stock Option Committee, and Nominating Committee.

Robert D. Epstein has served as a director of Hollywood Media since December 2007.  Mr. Epstein, an attorney, founded the Epstein and Frisch law firm in Indianapolis, Indiana in 1972, which became an association of lawyers practicing as Epstein, Cohen, Donahoe & Mendes in 2004. Mr. Epstein specializes in a variety of areas of law, including media law and mergers and acquisitions. Prior to beginning his private law practice, Mr. Epstein worked in the legal department of Melvin Simon & Associates. He received a J.D. degree from Indiana University School of Law in 1970 and a B.A. degree from Franklin College of Indiana in 1967. Mr. Epstein currently serves as a board member of the Community Music School in Sarasota, Florida, and has served as a local board member of the United States Selective Service System for over 20 years. Mr. Epstein serves on Hollywood Media’s Audit Committee, Compensation Committee and Nominating Committee.

Stephen Gans has served as a director of Hollywood Media since December 2009. Since March 2005, Mr. Gans has served as Managing Member of Gans Family Investments LLLP, an investment firm focused on the technology, media and telecommunications industries.  Mr. Gans also served on the Board of Directors of City National Bancshares, the holding company of City National Bank of Florida, from January 2000 until November 2008.  Mr. Gans received a B.A. in Business and a Masters in Accounting from The University of Texas at Austin in 1994.  Mr. Gans serves on Hollywood Media’s Audit Committee and Stock Option Committee.

Scott A. Gomez joined Hollywood Media in April 2003 as Vice President of Finance and Accounting, and was appointed Chief Accounting Officer in May 2005. Mr. Gomez is responsible for accounting, financial and tax matters for Hollywood Media and its subsidiaries, including cash management, preparation of financial statements, and SEC reporting. Prior to joining Hollywood Media, Mr. Gomez was a Senior Accountant for Klein & Barreto, P.A., a public accounting firm, from July of 2001 to April of 2003. During his tenure with Klein & Barreto, Mr. Gomez worked closely with Hollywood Media on various matters including taxes. Previously, Mr. Gomez was a Senior Auditor with Arthur Andersen LLP, then a public accounting firm, and held other prior positions with such firm, during the period from August of 1999 to July of 2001. Mr. Gomez graduated from the University of Florida with a Masters of Accounting degree and is a Certified Public Accountant.

As of January 11, 2011, there were 31,179,066 shares of our common stock issued and outstanding.  The 9,000,000 shares we are offering to purchase under the Offer represent approximately 28.9% of the total number of outstanding shares as of January 11, 2011.

As of January 11, 2011, our directors and executive officers as a group (6 persons) owned an aggregate of 5,111,534 shares (which includes an aggregate of 5,031,099 outstanding shares of common stock and 80,435 shares of common stock issuable pursuant to exercisable options), representing approximately 16.39% of the total number of outstanding shares.  Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders.

The following directors and executive officers of the Company have advised us that, as of January 18, 2011, they intend to tender in the Offer up to the respective maximum numbers of shares indicated: Mitchell Rubenstein, our Chairman and Chief Executive Officer, up to 1,122,790 shares; Laurie S. Silvers, our Vice-Chairman, President and Secretary, up to 693,540 shares; Stephen Gans, one of our directors, up to 3,150,753 shares; and Scott Gomez, our Chief Accounting Officer, up to 50,016 shares.  Our other directors and executive officers have advised us that, as of January 18, 2011, they do not intend to tender shares in the Offer.

The above information regarding potential tenders by our directors and executive officers represents the Company’s understanding of their current intent.  The number of shares, if any, to be tendered by each of our directors and executive officers will be determined by the individual in his or her sole discretion.  There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can there be any assurance that our other directors or executive officers will not decide to tender shares.  Directors and executive officers of the Company who choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering shareholders.

Additionally, after the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the common stock of Hollywood Media as of January 11, 2011 (or other date as indicated in the footnotes below) by:

•	each person or group known by Hollywood Media to beneficially own more than 5% of the outstanding shares of common stock of Hollywood Media;

•	each director and director nominee of Hollywood Media;

•	each executive officer of Hollywood Media; and

•	all of the current directors and executive officers of Hollywood Media as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Class(2)
Baker Street Capital L.P.	5,196,676	(3)	16.67%
Intana Management, LLC	3,055,379	(4)	9.80%
Morgan Stanley	2,649,011	(5)	8.49%
CCM Master Qualified Fund, Ltd.	2,632,034	(6)	8.44%
Mitchell Rubenstein and Laurie S. Silvers	1,816,330	(7)	5.83%
Potomac Capital Management LLC	1,756,553	(8)	5.63%
Dimensional Fund Advisors, LP	1,578,227	(9)	5.06%
Stephen Gans	3,150,753	(10)	10.11%
Harry T. Hoffman	78,435	(11)	*
Scott Gomez	50,016	(12)	*
Robert D. Epstein	16,000	(13)	*
All directors, director nominees and executive officers of Hollywood Media as a group (6 persons)	5,111,534	(14)	16.39%

*	Less than 1%

(1)	Except as otherwise noted in the footnotes below, the address of each beneficial owner is in care of Hollywood Media Corp., 2255 Glades Road, Suite 221-A, Boca Raton, Florida 33431.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person’s or group’s ownership is deemed to include any shares of common stock that such person has the right to acquire within 60 days.  For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  This table has been prepared based on 31,179,066 shares of Hollywood Media common stock outstanding as of January 11, 2011.

(3)
Based on a Schedule 13D/A filed with the SEC on October 8, 2010, Baker Street Capital L.P., Baker Street Capital Management, LLC and Vadim Perelman beneficially own such shares. The reported business address for these holders is 12026 Wilshire Blvd., Unit 502, Los Angeles, California 90025.

(4)
Based on a Schedule 13G/A filed with the SEC on February 16, 2010, Intana Management, LLC and Intana Capital Master Fund, Ltd. beneficially own such shares.  The reported business address for these holders is 505 Park Avenue, 3rd Floor, New York, New York 10022.

(5)
Based on a Schedule 13G/A filed with the SEC on February 12, 2010, Morgan Stanley and Morgan Stanley Capital Services Inc. beneficially own such shares. The reported business address for these holders is 1585 Broadway, New York, NY 10036.

(6)
Based on a Schedule 13G/A filed with the SEC on February 17, 2010, CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C. and Clint D. Coghill have shared voting and shared dispositive power with respect to such shares. The reported business address for these holders is One North Wacker Drive, Suite 4350, Chicago, IL 60606.

(7)
Represents 1,122,790 outstanding shares of common stock which are owned by Mitchell Rubenstein individually (including 27,205 shares held in the Mitchell Rubenstein IRA) and 693,540 outstanding shares of common stock which are owned individually by Laurie S. Silvers, his wife (including 27,172 shares held in the Laurie Silvers IRA).

(8)
Based on a Schedule 13G filed with the SEC on August 29, 2008, Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit beneficially own such shares, which include an aggregate of 150,000 shares issuable pursuant to exercisable warrants. The reported business address for these holders is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(9)
Based on a Schedule 13G/A filed with the SEC on February 8, 2010, Dimensional Fund Advisors, LP beneficially owns such shares.  The reported business address for this holder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(10)
Based on a Form 4 filed with the SEC on May 27, 2010, Mr. Gans beneficially owns such shares.  The reported business address for this holder is 1680 Michigan Avenue, Suite 1001, Miami Beach, Florida 33139.

(11)	Represents 13,000 outstanding shares of common stock, and 65,435 shares of common stock issuable pursuant to exercisable options, beneficially owned by Mr. Hoffman.

(12)
Represents 50,016 outstanding shares of common stock (including 18,016 shares held for Mr. Gomez’s account in Hollywood Media’s former 401(k) plan which has been terminated (such shares will be moved to Mr. Gomez’s IRA)), beneficially owned by Mr. Gomez.

(13)	Represents 1,000 outstanding shares of common stock, and 15,000 shares of common stock issuable pursuant to exercisable options, beneficially owned by Mr. Epstein.

(14)	Represents an aggregate of 5,031,099 outstanding shares of common stock and 80,435 shares of common stock issuable pursuant to exercisable options.

Recent Securities Transactions

Based on our records and to the best of our knowledge, except as set forth below, no transactions in our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.

Date of Transaction	Identity of Person	Number of Shares	Price per Share	Nature of Transaction

December 8, 2010	Mitchell Rubenstein and Laurie S. Silvers	16,723	N/A	Gift to Duke University

December 9, 2010	Mitchell Rubenstein and Laurie S. Silvers	16,892	N/A	Gift to the University of Miami

December 14, 2010	Mitchell Rubenstein and Laurie S. Silvers	16,723	N/A	Gift to the University of Miami

December 14, 2010	Mitchell Rubenstein and Laurie S. Silvers	16,723	N/A	Gift to Duke University

December 21, 2010	Mitchell Rubenstein and Laurie S. Silvers	15,015	N/A	Gift to Duke University

December 21, 2010	Mitchell Rubenstein and Laurie S. Silvers	15,015	N/A	Gift to the University of Miami

December 28, 2010	Mitchell Rubenstein and Laurie S. Silvers	14,895	N/A	Gift to Duke University

December 28, 2010	Mitchell Rubenstein and Laurie S. Silvers	14,895	N/A	Gift to the University of Miami

Stock Option and Incentive Plans

The Company has four shareholder-approved equity compensation plans: the 2004 Stock Incentive Plan, the 2000 Stock Incentive Plan, the 1993 Stock Option Plan, and the Directors Stock Option Plan (the “Plans”).  In addition to stock options, the 2004 and 2000 Plans permit the granting of stock awards and other forms of equity compensation for key personnel and non-employee directors.  As of January 13, 2011, a total of 175,870 stock options and no shares of restricted stock were outstanding under the Plans.  As of January 13, 2011, there were an aggregate of 471,261 shares remaining available for issuance under the Plans.  The options may be either qualified incentive stock options or nonqualified stock options.  Stock options granted to date generally have had an exercise price per share equal to the closing price per share of the common stock on the last trading day prior to the date of grant and generally expire five years or ten years from the date of grant.  Options awarded to the Company’s employees generally become exercisable in annual increments over a four-year period beginning one year from the grant date, although some are immediately exercisable and some vest based on other terms as specified in the option grants.  Options awarded to directors become exercisable six months after date of grant.  The Plans are registered with the SEC on Form S-8.  Shares issued under the Plans are issued from the Company’s unissued shares authorized under its articles of incorporation.

As of January 11, 2011, Harry T. Hoffman, one of our directors, held options to purchase 65,435 shares of our common stock, and Robert D. Epstein, also one of our directors, held options to purchase 15,000 shares of our common stock.  As of January 11, 2011, none of our other directors or executive officers held options to purchase shares of our common stock.  As of January 18, 2011, both Mr. Hoffman and Mr. Epstein have informed us that they do not intend to tender shares in the Offer.

1993 Stock Option Plan

Under the Company’s shareholder-approved 1993 Stock Option Plan, as amended (the “1993 Plan”), 3,000,000 shares of the Company’s common stock were reserved for issuance upon exercise of options.  The 1993 Plan is designed to serve as an incentive for retaining qualified and competent consultants and employees.  The Stock Option Committee of Hollywood Media’s Board of Directors (the “Stock Option Committee”) administers and interprets the 1993 Plan and, prior to July 1, 2003, was authorized to grant options thereunder to all eligible consultants, employees and officers of Hollywood Media.

The 1993 Plan provided for the granting of both incentive stock options and nonqualified stock options.  An incentive stock option is an option to purchase common stock that meets the definition of “incentive stock option” set forth in Section 422 of the Internal Revenue Code of 1986, as amended.  A nonqualified stock option is an option to purchase common stock that meets certain requirements in the 1993 Plan but does not meet the definition of an “incentive stock option” set forth in Section 422 of the Internal Revenue Code of 1986, as amended.  Options were granted under the 1993 Plan on such terms and at such prices as determined by the Stock Option Committee.  Each option is exercisable after the period or periods specified in the option agreement, but no option can be exercised until six months after the date of grant, or after the expiration of 10 years from the date of grant.  Options granted under the 1993 Plan are not transferable other than by will or by the laws of descent and distribution.  The 1993 Plan also authorizes Hollywood Media to make loans to employees to enable them to exercise their options.  Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less that the rate of interest payable by Hollywood Media to its principal lender at the time the loan is made, and (iii) be secured by the shares of common stock purchased.  No such loans are currently outstanding.

2000 Stock Incentive Plan

In December 2000, Hollywood Media’s Board of Directors and shareholders approved Hollywood Media’s 2000 Stock Incentive Plan (the “2000 Plan”), and the 2000 Plan was amended during the year ended December 31, 2003.  The purpose of the 2000 Plan is to advance the interests of Hollywood Media by providing an additional incentive to attract, retain and motivate highly competent persons as officers and key employees of, and consultants to, Hollywood Media and its subsidiaries  and affiliates and to encourage stock ownership in Hollywood Media by such persons by providing them opportunities to acquire shares of Hollywood Media’s common stock, or to receive monetary payments based on the value of such shares pursuant to the benefits described therein.  Additionally, the 2000 Plan is intended to assist in further aligning the interests of Hollywood Media’s officers, key employees and consultants to those of its other shareholders.

Under the 2000 Plan, as amended, 2,765,287 shares of Hollywood Media’s common stock are reserved for issuance upon exercise of benefits granted under the 2000 Plan.  The maximum number of shares of Hollywood Media’s common stock with respect to which benefits may be granted or measured to any individual participant under the 2000 Plan during the term of the 2000 Plan shall not exceed 1,000,000 subject to certain potential adjustments as provided in the plan.  If any benefit granted pursuant to the 2000 Plan terminates, expires or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the 2000 Plan.  The shares acquired upon exercise of benefits granted under the 2000 Plan will be authorized and issued shares of common stock.  Hollywood Media’s shareholders do not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 2000 Plan.

The 2000 Plan is administered by the Stock Option Committee or the Compensation Committee of Hollywood Media’s Board of Directors for grants to executive officers, which has the right to determine, among other things, the persons to whom options, restricted stock, or other benefits are granted, the number of shares of common stock subject to options and other benefits, the exercise price of options and the other terms and conditions thereof.  The 2000 Plan provides for the issuance of “incentive stock options” and nonqualified stock options.  An incentive stock option is an option to purchase common stock that meets the definition of “incentive stock option” set forth in Section 422 of the Internal Revenue Code of 1986, as amended.  A nonqualified stock option is an option to purchase common stock that meets certain requirements in the 2000 Plan but does not meet the definition of an “incentive stock option” set forth in Section 422 of the Internal Revenue Code of 1986, as amended.    In addition, the benefits under the 2000 Plan may be granted in any one or a combination of options, stock appreciation rights, stock awards, performance awards and stock units.  Upon receiving grants of benefits, each holder of benefits must enter into a benefit agreement with Hollywood Media that contains the appropriate terms and conditions as determined by the Stock Option Committee.

2004 Stock Incentive Plan

During the year ended December 31, 2004, Hollywood Media’s Board of Directors and shareholders approved Hollywood Media’s 2004 Stock Incentive Plan (the “2004 Plan”).  The purpose of the 2004 Plan is to advance the interests of Hollywood Media by providing an additional incentive to attract, retain and motivate highly competent persons as officers and key employees of, and consultants to, Hollywood Media and its subsidiaries and affiliates and to encourage stock ownership in Hollywood Media by such persons by providing them opportunities to acquire shares of Hollywood Media’s common stock, or to receive monetary payments based on the value of such shares pursuant to the benefits described therein.  Additionally, the 2004 Plan is intended to assist in further aligning the interest of Hollywood Media’s officers, key employees and consultants to those of its other shareholders.

Under the 2004 Plan, 1,500,000 shares of Hollywood Media’s common stock are reserved for issuance upon exercise of benefits granted under the 2004 Plan.  The maximum number of shares of Hollywood Media’s common stock with respect to which benefits may be granted or measured to any individual participant under the 2004 Plan during the term of the 2004 Plan shall not exceed 500,000 subject to certain potential adjustments as provided in the plan.  If any benefit granted pursuant to the 2004 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the 2004 Plan.  The shares acquired upon exercise of benefits granted under the 2004 Plan will be authorized and issued shares of Hollywood Media’s common stock.  Hollywood Media’s shareholders do not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 2004 Plan.

The 2004 Plan is administered by the Stock Option Committee or the Compensation Committee of Hollywood Media’s Board of Directors for grants to executive officers, which has the right to determine, among other things, the persons to whom options, restricted stock, or other benefits are granted, the number of shares of common stock subject to options and other benefits, the exercise price of options and the other terms and conditions thereof.  The 2004 Plan provides for the issuance of incentive stock options and nonqualified stock options.  An incentive stock option is an option to purchase common stock that meets the definition of “incentive stock option” set forth in Section 422 of the Internal Revenue Code of 1986, as amended.  A nonqualified stock option is an option to purchase common stock that meets certain requirements in the 2004 Plan but does not meet the definition of an “incentive stock option” set forth in Section 422 of the Internal Revenue Code of 1986, as amended.  In addition, the benefits under the 2004 Plan may be granted in any one or a combination of options, stock appreciation rights, stock awards, performance awards and stock units.  Upon receiving grants of benefits, each holder of benefits must enter into a benefit agreement with Hollywood Media that contains the appropriate terms and conditions as determined by the Stock Option Committee.

Upon the consummation of the Broadway Sale pursuant to the Purchase Agreement, all of the unvested restricted shares of Hollywood Media common stock previously granted to Mitchell Rubenstein, our Chairman and Chief Executive Officer, and Laurie S. Silvers, our Vice-Chairman, President and Secretary, pursuant to the 2004 Plan immediately vested and were no longer restricted shares.

Directors Stock Option Plan

Hollywood Media has established the shareholder-approved Directors Stock Option Plan for non-employee directors, which provides for grants to each non-employee director of options to purchase 15,000 shares of Hollywood Media’s common stock upon election or re-election.  In December 2007, the Board of Directors of Hollywood Media elected to temporarily suspend such annual option issuances until such time that the Board determines to reserve additional shares of common stock for issuance upon exercise of options granted under the Directors Stock Option Plan.  The ability to grant more options under the Directors Stock Option Plan expired on July 1, 2008.  As such, no further grants are permitted under the Directors Stock Option Plan.  A total of 300,000 shares of common stock have been reserved for issuance upon exercise of options granted under the Directors Stock Option Plan.

Stock Repurchase Program

Hollywood Media reported in its Form 8-K report filed on October 4, 2007, that its Board of Directors authorized a stock repurchase program under which Hollywood Media may use up to $10 million of its cash and cash equivalents to repurchase shares of its outstanding common stock.  The Offer is separate from (and in addition to) this repurchase program.  Pursuant to the repurchase program, as of January 13, 2011 Hollywood Media has purchased an aggregate of 3,786,899 shares of its common stock, which shares were purchase for an aggregate amount of $7,302,157, reflecting an approximate average price per share of $1.93.

Rights Agreement

On January 14, 2011, Hollywood Media entered into Amendment No. 3 (the “Amendment”) to its Amended and Restated Rights Agreement, dated as of August 23, 1996, as amended by Amendment No. 1, dated as of December 9, 2002, and Amendment No. 2, dated as of September 1, 2006 (the “Rights Agreement”), between Hollywood Media and American Stock Transfer & Trust Company, as rights agent.

Prior to the Amendment, if a shareholder were to become the beneficial owner of 15% or more of Hollywood Media’s common stock (A) pursuant to any board-approved transaction, or (B) by reason of a reduction in the number of Hollywood Media’s outstanding shares in a board-approved transaction, the shareholder would generally be permitted to acquire beneficial ownership of an additional 1% (in the case of clause (A)) or 5% (in the case of clause (B)) of the common stock without being deemed an “Acquiring Person” under the Rights Agreement.

The Amendment removes as an automatic exception from the “Acquiring Person” definition shareholders who acquire beneficial ownership of 15% or more of Hollywood Media’s common stock pursuant to the class of transactions described in clause (A) of the preceding paragraph. Further, the Amendment provides that if a shareholder were to become the beneficial owner of 15% or more of Hollywood Media’s common stock in the circumstances described in clause (B) above and then were to acquire beneficial ownership of any additional shares of Hollywood Media’s common stock, the shareholder would be deemed an "Acquiring Person" under the Rights Agreement.

In addition, under the Rights Agreement prior to its amendment by Amendment No. 3, any person who was a beneficial owner of 15% or more of Hollywood Media’s common stock as of May 16, 1996 (the persons in this category being, to the knowledge of Hollywood Media, only Mitchell Rubenstein and Laurie S. Silvers) was generally “grandfathered” under the Rights Agreement, meaning that such person could acquire beneficial ownership of additional shares of up to 5% of Hollywood Media’s common stock without becoming an "Acquiring Person" under the Rights Agreement. The Amendment removes this “grandfathered” status and provides that such shareholders will be treated as all other shareholders under the Rights Agreement.

The foregoing description of the Amendment is only a summary and is qualified by reference to the full text of the Amendment, which is incorporated herein by reference (see Section 10).

Except as otherwise described or incorporated by reference in this Offer to Purchase, neither Hollywood Media nor, to the best knowledge of Hollywood Media, any of Hollywood Media’s affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of Hollywood Media’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders.  As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders.  We do not believe our reporting obligations as a U.S. public company will be affected as a result of completing the Offer.  However, following the consummation of the Offer, we may fail to satisfy the continued listing standards of the NASDAQ Global Market.  In the event that we are unable to satisfy the continued listing standards of the NASDAQ Global Market, our common stock may be delisted from that market.  In order to continue to be listed on the NASDAQ Global Market, we must meet the bid price and total shareholders requirements as set forth in NASDAQ Listing Rule 5450(a) and at least one of the three standards in NASDAQ Listing Rule 5450(b).  Pursuant to NASDAQ Listing Rule 5450(a), the bid price of our common stock cannot fall below $1.00 per share for 30 consecutive business days and we must have at least 400 total shareholders (including both holders of beneficial interest and holders of record).  We believe that if we continue to qualify for listing on the NASDAQ Global Market, we may satisfy the Equity Standard under NASDAQ Listing Rule 5450(b), which requires (i) shareholders’ equity of at least $10 million; (ii) at least 750,000 publicly held shares (total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the company); (iii) market value of publicly held shares of at least $5 million; and (iv) at least two registered and active market makers.

If we are delisted from the NASDAQ Global Market, we may apply to transfer our common stock listing to the NASDAQ Capital Market or the NYSE Amex (formerly the American Stock Exchange), however our application may not be granted if we do not satisfy the applicable listing requirements for those markets.  If our common stock were to be delisted from the NASDAQ Global Market and we could not satisfy the listing standards of the NASDAQ Capital Market or the NYSE Amex (formerly the American Stock Exchange), trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board.

The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of the shares will cause our common stock to (i) be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association or (ii) be eligible for deregistration under the Exchange Act.  See Section 7.

The shares are currently “margin securities” under the rules of the Federal Reserve Board.  This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral.  We believe that, following the purchase of the shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations as long as our shares continue to be listed on the NASDAQ Global Market.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer.  Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action.  We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter.  There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition.  Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

General.  The following discussion is a summary of the material U.S. federal income tax consequences to shareholders with respect to a sale of shares for cash pursuant to the Offer.  The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations.  The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, to shareholders owning (or considered to own under applicable rules of constructive ownership 50% or more of the stock of the Company, or to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes, or persons who received their shares through exercise of employee stock options or otherwise as compensation.  In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes, or any U.S. federal tax laws other than those pertaining to income taxation.  The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code.  We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

The following discussion was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer.  The following discussion was written to support the promotion or marketing of the transactions or matters addressed thereby.  Each taxpayer should seek advice based on the taxpayer's position from an independent tax advisor.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).  If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

Each shareholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering shares pursuant to the Offer, the applicability and effect of any state, local, or non-U.S. tax laws, and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

In General.  The sale of shares by a shareholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances.  Under Section 302 of the Code, the sale of shares by a shareholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in Hollywood Media under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).  If the transaction is not treated as a "sale or exchange" (or "partial liquidation," as discussed below) with respect to any shareholder, it will be treated as a "distribution" by Hollywood Media to that shareholder.  However, if one of the Section 302 Tests is satisfied as to a shareholder (or the transaction is treated as a "partial liquidation" as to that shareholder), that shareholder will generally be required to treat the transaction as a "sale or exchange," even if such treatment is less advantageous to such shareholder than "distribution" treatment.  Accordingly, shareholders may wish to take the tax consequences discussed below into account in determining the number of shares, if any, that they wish to tender.

Reporting by Hollywood Media; Reporting and Disclosure on Shareholder's Return; Potential Penalties.  We do not intend to make any inquiry regarding whether the sale of shares by any shareholder qualifies for "sale or exchange" treatment.  Under these circumstances, we will report each shareholder's sale as a distribution, but this reporting will not bind either the shareholder or the IRS if "sale or exchange" treatment for that shareholder's sale is, in fact, proper.  A shareholder should consult with a qualified tax advisor regarding the disclosure and other reporting that may be required if the shareholder takes a position that is not consistent with our reporting and regarding penalties that may be imposed on the shareholder for reporting the transaction in an incorrect manner.

Qualification for "Sale or Exchange" Treatment.  The receipt of cash by a U.S. Holder will be a “complete termination” if the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer.  The receipt of cash by a U.S. Holder will also be a "complete termination" if the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer, owns none of our shares immediately after the sale of shares by reason of rules of constructive ownership other than those relating to constructive ownership of stock actually owned by members of the U.S. Holder's family, with respect to shares constructively owned by the U.S. Holder immediately after the Offer by reason of stock ownership by members of the U.S. Holder's family, files with the IRS an agreement described in Section 302(c)(2)(A)(iii) of the Code, and meets the other requirements of Section 302(c)(2)(A), including, among other requirements, that such U.S. Holder may generally not acquire any stock in the Company within 10 years from the date of the sale of shares pursuant to the Offer (commonly known as "waiver of family attribution").

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us.  Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances.  The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied.  A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code.  Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts, and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Because proration is likely to occur in the Offer, fewer than all of a shareholder's shares may be purchased by us, even if all the shares actually and constructively owned by such shareholder are tendered pursuant to the Offer.  Thus, proration may affect whether the surrender of shares by a shareholder pursuant to the Offer will meet any of the Section 302 Tests.  See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares.  U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares and the appropriate calculation thereof.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied.  U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

It is also arguable that a shareholder's sale of shares pursuant to the Offer could properly be viewed as a distribution in partial liquidation of Hollywood Media governed by Code Section 302(b)(4), at least if a joint election with Key Brand under Code Section 338(h)(10) is made in connection with the sale of Theatre Direct.  In the case of a noncorporate shareholder of Hollywood Media, this view would cause the transaction to be treated as a distribution in full payment in exchange for a portion of the shareholder's stock, regardless of whether or not the Section 302 Tests were satisfied.  The amount of capital gain recognized by the shareholder on such exchange would depend on a number of factors, including the shareholder's basis in the stock, and could be greater or less than the amount of dividend income and capital gain that would be reportable by the shareholder if the transaction were not treated as a partial liquidation.  (This view of the transaction would have no effect on shareholders of Hollywood Media who are corporations (or on corporations who hold stock in Hollywood Media through one or more partnerships, estates, or trusts), except with respect to application of the Code provisions governing "extraordinary dividends," discussed below.)

The Internal Revenue Service has issued a Revenue Ruling that takes the position that the distribution of the proceeds of the sale of the stock of a subsidiary in connection with which a Section 338(h)(10) election is not made cannot qualify as a partial liquidation.  Although we do not presently intend to report the transaction as a partial liquidation, we may reconsider that determination if a Section 338(h)(10) election is ultimately made.

Consequences of "Sale or Exchange" Treatment.  If any one of the three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer.  (See also the discussion of "partial liquidation," above.)  Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder.  Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer.  Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%).  A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code.  A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Consequences of "Distribution" Treatment.  If none of the Section 302 Tests is satisfied as to a tendering U.S. Holder (and if the transaction does not constitute a "partial liquidation"), the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder pursuant to the Offer.  In that event, the distribution would be treated as a dividend to such tendering U.S. Holder to the extent of our current or accumulated earnings and profits allocable to the distribution, as determined under U.S. federal income tax principles.  Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any.  Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 15% on amounts treated as dividends.  The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.  A U.S. Holder may be required to calculate gain separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Based on our estimates, we are uncertain whether we will have earnings and profits sufficient to cause all or some portion of any amount treated as a distribution under the preceding paragraph to be taxed as a dividend.  The determinations of whether a corporation has current or accumulated earnings and profits and of how earnings and profits are allocated among distributions (including distributions subject to "sale or exchange" treatment) are complex, and the legal standards to be applied are subject to uncertainties and ambiguities.  Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year.  Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code.  Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding for Non-U.S. Holders.  See Section 3 and the discussion below under “Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer, including Non-U.S. Holders who may qualify for "sale or exchange" treatment.

"Sale or Exchange" Treatment.  Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to any of the Section 302 Tests (or as a "partial liquidation"), unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares.

In the case of a foreign corporation, a branch profits tax, in addition to U.S. federal income tax, may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to gain that is effectively connected with the conduct by such corporation of a trade or business in the United States.

Our shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer.  The Company does not believe that it has been a United States real property holding corporation at any time during the last five years.

As described below, tax may be withheld from amounts paid to a shareholder who is a Non-U.S. Holder, even if such shareholder qualifies for "sale or exchange" treatment under the Section 302 Tests.  The amount of such withholding may be computed as though the transaction is treated as a "distribution" to such shareholder, rather than as a "sale or exchange" by such shareholder.

"Distribution" Treatment.  If the Non-U.S. Holder does not satisfy any of the Section 302 Tests (and the sale is not treated as a "partial liquidation"), the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares.  The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.”

If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer.  Such U.S. brokers or other nominees may withhold or require certifications in this regard.  Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.  Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised the Company that it will treat all of the gross proceeds payable to such Non-U.S. Holder as a dividend and, accordingly, withhold 30% of the gross proceeds, unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test and regardless of the actual current or accumulated earnings and profits of the Company.

To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made.  To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form).  A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets one of the Section 302 Tests that would characterize the transaction as a sale or exchange, with respect to which the Non-U.S. Holder may not be subject to U.S. federal income tax or may be subject to tax in a lesser amount than on a dividend or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Holders of Vested Stock Options

Holders of vested stock options which are intended to be “incentive stock options” for U.S. federal income tax purposes should consult their own tax advisors as to the special tax consequences that may be applicable upon the exercise of any such options and the tender of the shares acquired upon such exercise pursuant to the Offer in light of the requisite holding periods under the Code.

Backup Withholding

See Section 3 with respect to the application of the required "backup withholding" under the U.S. federal income tax.

15.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.  Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.  Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer.  Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.  Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.  In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer.  If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer.  The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer.  Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary.  We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.  We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

17.	Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law.  If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law.  If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”).  The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you.  We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer.  We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal.  If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

January 18, 2011

HOLLYWOOD MEDIA CORP.

January 18, 2011

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted.  The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission	By Overnight Courier or Hand
	(for eligible institutions only):	Delivery:
American Stock Transfer & Trust Company, LLC Attention: Reorganization Department P.O. Box 2042 New York, NY 10272	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department Facsimile: 718-234-5001 To confirm: 877-248-6417	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below.  You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Shareholders call toll-free: 1-888-750-5834
Banks and Brokers call collect: 212-750-5833